Exhibit 99.41

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui Wound Management Products Head for the Mexican Market

ERC Nano Med obtains exclusive distribution rights and starts authorization process

Witten, Germany, October 16, 2006 - ERC Nano Med S.A. de C.V., Monterrey, Mexico, has been granted exclusive distribution rights of wound management medical products developed and produced by SanguiBioTech GmbH, Witten, Germany, for the territory of Mexico. Distribution, Collaboration and Commercialisation Agreements to this effect were signed in Hamburg, Germany, over the weekend. ERC will cooperate with the Mexican Health Authorities in order to achieve the certification and registration of Sangui's Chitoskin wound pads as well as the Hemo-Spray wound spray. All related costs for tests, technical test protocols, certification and registration will be borne by ERC Nano Med. Sangui will provide the required products for testing, ample documentation as well as scientific and medical support as appropriate. Terms of delivery, marketing and sales are to be agreed upon in subsequent contracts. Tests will also include a wound cleaning gel recently developed by Sangui. Initial activities in view of the authorization are under way.

Under certain conditions, the Mexican Public Health Organisation is entitled to prescribe medical products prior to their certification. ERC will cooperate with the University of Monterrey, UDEM, and the Instituto Mexicano Del Seguro Social, IMSS, in establishing a network of 15 to 20 qualified wound management centres throughout Mexico. Trainings for the medical staff will be held by Sangui experts.

The cooperation is being accompanied and supported by Medicoforum GmbH, Hanover, Germany, who are in charge of the Hemo-Spray certification in Europe. Medicoforum is currently preparing a marketing plan for Mexico. Initial results indicate a total market of 4.3 million prescriptions per year, 60% of which may qualify for the use of Sangui wound management products.

ERC Nano Med is a division of ERC Electrónica, Robótica y Control S.A. de C.V. also based in Monterrey, Mexico.  Negotiations about additional cooperation opportunities are being continued.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.